Exhibit 99.4

12th Floor, Building B, Focus Place, No. 19 Jinrong Street, Xicheng District, Beijing

Tel:  +86-10-52682888      Fax:  +86-10-52682999

Website: www.dehenglaw.com

June 3, 2026

To:	Chromarie International Limited

Office of Ogier Global (Cayman) Limited,

89 Nexus Way, Camana Bay,

Grand Cayman, KY1-9009,

Cayman Islands

Re: Consent Letter of DeHeng Law Offices

Ladies and Gentlemen:

We are lawyers qualified in the People’s Republic of China (the “PRC”, which, for the purpose of this consent letter, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the Taiwan Region).

We have acted as PRC legal counsel to Chromarie International Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with its proposed initial public offering of a certain number of ordinary shares, as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto, filed with the Securities and Exchange Commission (the “Commission”).

We hereby consent to the references to our firm’s name in, and the filing hereof as an exhibit to, the registration statement filed with the Commission. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully,

DeHeng Law Offices